Exhibit 99.1

MBIA Inc. Reports Third Quarter 2015 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--November 4, 2015--MBIA Inc. (NYSE:MBI) (the Company) today reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $24 million or $0.15 per diluted share for the third quarter of 2015 compared with Combined Operating Income of $120 million or $0.63 per diluted share for the third quarter of 2014. The decline in Combined Operating Income for the three months ended September 30, 2015 compared with the same period of 2014 was driven primarily by the release of a $77 million tax reserve and the receipt of an $18 million recovery on an errors and omissions insurance policy that both occurred in the third quarter of 2014. The third quarter 2015 result is more consistent with the second quarter of 2015 Operating Income, which was $19 million or $0.11 per share.

Primary Drivers of Changes in Combined Operating Income

The following table shows the principal factors that caused the changes in Combined Operating Income for the third quarters of 2015 versus 2014 and the years-to-date of 2015 versus 2014.

(in millions)	Third Quarter	YTD

2014 Combined Operating Income	$120	$163
Primary drivers of change:
2014 Tax reserve release	77	61
2014 E&O insurance recovery (after-tax)	12	12
Other (after-tax)	7	13
2015 Combined Operating Income	$24	$77

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $29.55 as of September 30, 2015 compared with $24.87 as of December 31, 2014. The increases in ABV per share since year-end 2014 have primarily been driven by decreases in common shares outstanding due to share repurchases. During the first nine months of 2015, the Company repurchased 38.9 million of its common shares reducing common shares outstanding to 153 million.

Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

MBIA Inc. reported a Consolidated GAAP net loss of $35 million, or $(0.23) per diluted share, for the third quarter of 2015 compared with consolidated net income of $173 million, or $0.80 per diluted share, for the third quarter of 2014. The decrease in comparative consolidated net income was primarily due to the same two factors that drove the change in Operating Income as well as an adverse change in foreign exchange effects and fair value losses on interest rate swaps.

“We are pleased with the stabilization that we’ve now achieved following the financial crisis, notwithstanding this quarter’s unfavorable year-over-year comparison, which is primarily a function of the unusual items of the third quarter of last year,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “National and the holding company are well-positioned for future growth and our significant share repurchases will enhance our future results for shareholders,” Mr. Chaplin continued.

National Public Finance Guarantee Corporation Chief Executive Officer Bill Fallon said, “Regarding Puerto Rico, we continue to work with PREPA, local government officials and other creditors toward a consensual solution that will address Puerto Rico’s significant fiscal and operational difficulties while respecting the rights of its creditors. Although this has been a frustrating and slow process, we remain optimistic that an acceptable solution will be reached. In the meanwhile, we’ve further expanded our sales and marketing organization and we’ve increased the scope and numbers of transactions that we’ve reviewed for underwriting. We’ve also begun to expand our initiatives into the secondary market. Low interest rates continue to be the biggest challenge to National’s new business originations.”

Year-to-Date Results

The Company’s Combined Operating Income for the nine months ended September 30, 2015 was $77 million or $0.45 per diluted share compared with Combined Operating Income of $163 million or $0.85 per diluted share for the first nine months of 2014. The $86 million decrease in the Combined Operating Income for the first nine months of 2015 was primarily due to a $61 million tax reserve release during the first nine months of 2014.

The Company recorded consolidated GAAP net income of $98 million, or $0.55 per diluted common share for the nine months ended September 30, 2015, compared with consolidated net income of $549 million, or $2.62 per diluted common share, for the first nine months of 2014. The decrease in consolidated GAAP net income was primarily driven by a $355 million reduction in the net change in fair value of insured derivatives and an $82 million reversal of a tax valuation allowance and a $61 million release of a tax reserve during the first nine months of 2014.

U.S. Public Finance Insurance Results

The Company’s U.S. Public Finance insurance business is conducted through National Public Finance Guarantee Corporation (“National”), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded $48 million of Operating Income in the third quarter of 2015 compared with $70 million of Operating Income for the third quarter of 2014. The comparative decrease in Operating Income was primarily due to an errors and omissions insurance policy recovery received in the third quarter of 2014 and lower premium earnings.

Net premiums earned in the U.S. Public Finance Insurance segment were $68 million in the third quarter of 2015, down 8 percent from $74 million of net premiums earned in the third quarter of 2014. The decline was moderated by a 9 percent increase in refunded premiums earned.

National insured $129 million of par value of combined primary and secondary market business during the third quarter of 2015. Low interest rates, narrow credit spreads and competitive insurance pricing continue to adversely impact the opportunity to achieve attractive returns on new business production.

Net investment income for the U.S. Public Finance Insurance segment was $29 million, down 3 percent from $30 million for the third quarter of 2014 as a 9 percent decline in average invested assets was offset by a 5 basis points increase in average investment yields.

The U.S. Public Finance Insurance segment’s losses and loss adjustment expenses (LAE) were a benefit of $7 million in the third quarter of 2015 similar to an $8 million benefit in the third quarter of 2014.

For the third quarter of 2015, the amortization of deferred acquisition costs totaled $15 million and operating expenses were $17 million, compared to $14 million and $13 million, respectively, for the third quarter of 2014.

National had qualified statutory capital of $3.4 billion and claims-paying resources totaling $4.8 billion as of September 30, 2015.

Corporate Results

The corporate segment includes general corporate activities, as well as providing support services to MBIA’s other operating businesses and asset and capital management.

The corporate segment recorded an Operating Loss of $24 million in the third quarter of 2015 compared with Operating Income of $50 million in the third quarter of 2014. The $74 million decrease was due to the release of a tax reserve in the third quarter of 2014, partially offset by lower operating and interest expenses.

As of September 30, 2015, MBIA Inc. held cash and liquid assets of $306 million, which excludes $283 million (at market value) of assets in its tax escrow account. Subsequent to September 30, 2015, MBIA Inc. received a $114 million dividend from National.

The Company’s consolidated net operating loss carryforward for income tax purposes as of September 30, 2015 was approximately $3.0 billion.

During the third quarter of 2015, the Company repurchased 18.7 million of its common shares at an average price of $6.39 per share. During the first nine months of 2015, the Company has repurchased 38.9 million of its common shares at an average price of $7.63 per share. As of October 29, 2015, 153 million of the Company’s common shares were outstanding. The Company also retired $127 million par value of MBIA Inc. debt and Global Funding MTNs during the first nine months of 2015 through and debt repurchases and maturity payments.

Subsequent to quarter-end, on October 28, the Company announced that its Board of Directors authorized the Company or its subsidiaries to repurchase up to $100 million of its common shares.

International and Structured Finance Insurance Results

The International and Structured Finance Insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company does not use Operating Income to measure the financial performance of this segment. MBIA Insurance Corporation’s statutory net loss was $12 million in the third quarter of 2015, compared with net income of $47 million in the third quarter of 2014. The statutory capital of MBIA Insurance Corporation as of September 30, 2015 was $813 million and claims-paying resources totaled $2.4 billion. Statutory net losses and LAE incurred for the third quarter of 2015 were $50 million compared with net losses and LAE incurred of $48 million in the comparable quarter of the prior year.

As of September 30, 2015, MBIA Insurance Corporation’s liquidity position (excluding its subsidiaries and branches) totaled $399 million consisting of cash and liquid invested assets, down from $412 million as of June 30, 2015.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, November 5, 2015 at 8:00 AM (EDT) to discuss its third quarter 2015 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 62732455. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on and will remain available until 11:59 p.m. on November 19 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 62732455. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	September 30, 2015	December 31, 2014
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,177 and $5,036)	$5,221	$5,129
Investments carried at fair value	176	207
Investments pledged as collateral, at fair value (amortized cost $298 and $441)	272	408
Short-term investments held as available-for-sale, at fair value (amortized cost $828 and $1,069)	829	1,069
Other investments (includes investments at fair value of $13 and $13)	16	17
Total investments	6,514	6,830

Cash and cash equivalents	462	729
Premiums receivable	789	875
Deferred acquisition costs	182	217
Insurance loss recoverable	437	533
Assets held for sale	-	802
Deferred income taxes, net	996	1,028
Other assets	198	229
Assets of consolidated variable interest entities:
Cash	30	53
Investments held-to-maturity, at amortized cost (fair value $2,442 and $2,632)	2,707	2,757
Fixed-maturity securities at fair value	985	421
Loans receivable at fair value	1,351	1,431
Loan repurchase commitments	394	379
Derivative assets	6	-
Total assets	$15,051	$16,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,699	$1,986
Loss and loss adjustment expense reserves	480	506
Long-term debt	1,882	1,810
Medium-term notes (includes financial instruments carried at fair value of $170 and $197)	1,033	1,201
Investment agreements	485	547
Derivative liabilities	339	437
Liabilities held for sale	-	772
Other liabilities	196	271
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,460 and $2,047)	5,166	4,804
Derivative liabilities	57	-
Total liabilities	11,337	12,334

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,820,698
and 281,352,782	282	281
Additional paid-in capital	3,133	3,128
Retained earnings	2,956	2,858
Accumulated other comprehensive income (loss), net of tax of $23 and $7	(10)	21
Treasury stock, at cost--128,874,339 and 89,409,887 shares	(2,659)	(2,359)
Total shareholders' equity of MBIA Inc.	3,702	3,929
Preferred stock of subsidiary and noncontrolling interest	12	21
Total equity	3,714	3,950
Total liabilities and equity	$15,051	$16,284

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues:
Premiums earned:
Scheduled premiums earned	$47	$64	$153	$196
Refunding premiums earned	37	52	123	97
Premiums earned (net of ceded premiums
of $2, $4, $7 and $8)	84	116	276	293
Net investment income	38	44	112	136
Fees and reimbursements	1	17	4	25
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(18)	(24)	(30)	(417)
Unrealized gains (losses) on insured derivatives	21	48	121	863
Net change in fair value of insured derivatives	3	24	91	446
Net gains (losses) on financial instruments at fair value and
foreign exchange	(55)	57	20	63
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(1)	(93)	(10)	(93)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(2)	79	-	79
Net investment losses related to other-than-temporary
impairments	(3)	(14)	(10)	(14)
Net gains (losses) on extinguishment of debt	-	-	(1)	3
Other net realized gains (losses)	(1)	30	18	31
Revenues of consolidated variable interest entities:
Net investment income	12	12	37	37
Net gains (losses) on financial instruments at fair value and
foreign exchange	13	8	9	34
Net gains (losses) on extinguishment of debt	-	-	-	4
Other net realized gains (losses)	-	(3)	-	(3)
Total revenues	92	291	556	1,055

Expenses:
Losses and loss adjustment	39	20	79	82
Amortization of deferred acquisition costs	11	13	37	31
Operating	35	46	102	141
Interest	49	52	149	158
Expenses of consolidated variable interest entities:
Operating	3	2	10	6
Interest	10	10	29	30
Total expenses	147	143	406	448
Income (loss) before income taxes	(55)	148	150	607
Provision (benefit) for income taxes	(20)	(25)	52	58
Net income (loss)	$(35)	$173	$98	$549

Net income (loss) per common share:
Basic	$(0.23)	$0.90	$0.56	$2.83
Diluted	$(0.23)	$0.80	$0.55	$2.62

Weighted average number of common shares outstanding:
Basic	155,239,723	187,104,785	169,610,370	188,428,870
Diluted	155,239,723	188,424,318	170,566,386	191,616,723

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(35)	$173	$98	$549
Less: net income of Non-Core Segments, including eliminations	(38)	10	(36)	244
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(19)	18	19	4
Foreign exchange gains (losses)(1)	1	39	29	38
Net gains (losses) on sales of investments(1)	-	1	4	26
Net investment losses related to OTTI	(2)	(10)	(7)	(10)
Net gains (losses) on extinguishment of debt	-	-	-	2
Other net realized gains (losses)(2)	(1)	-	12	-
Tax valuation allowance on adjustments(3)	-	(5)	-	82
Operating income (loss)	$24	$120	$77	$163

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$46	$56	$140	$158
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	-	1	2	9
Net investment losses related to OTTI	(2)	(10)	(6)	(10)
Tax valuation allowance on adjustments(3)	-	(5)	-	(5)
Operating income (loss)	$48	$70	$144	$164

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(43)	$107	$(6)	$147
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(19)	18	19	4
Foreign exchange gains (losses)(1)	1	39	29	38
Net gains (losses) on sales of investments(1)	-	-	2	17
Net investment losses related to OTTI	-	-	(1)	-
Net gains (losses) on extinguishment of debt	-	-	-	2
Other net realized gains (losses)(2)	(1)	-	12	-
Tax valuation allowance on adjustments(3)	-	-	-	87
Operating income (loss)	$(24)	$50	$(67)	$(1)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(2)	Relates to the after-tax gain on the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (3)

	As of September 30, 2015	As of December 31, 2014

Reported Book Value per Share	$24.20	$20.47

Reverse book value of Non-Core Segments (after-tax) (1)	1.89	1.16

Reverse net unrealized (gains) losses included in other comprehensive income (after-tax)	(0.04)	(0.15)

Add net unearned premium revenue (after-tax) (2)	3.50	3.39

Adjusted Book Value per Share	$29.55	$24.87

(1)	The book value for Non-Core Segments, primarily the international and structured finance insurance segment, does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2015	December 31, 2014
Policyholders' surplus	$2,445	$2,190
Contingency reserves	960	1,076
Statutory capital	3,405	3,266

Unearned premium reserve	1,134	1,375
Present value of installment premiums (1)	203	216
Premium resources (2)	1,337	1,591

Net loss and loss adjustment expense reserves (1)	(20)	(13)
Salvage reserves	100	106
Gross loss and loss adjustment expense reserves	80	93
Total claims-paying resources	$4,822	$4,950

Net debt service outstanding	$283,648	$352,033

Capital ratio (3)	83:1	108:1

Claims-paying ratio (4)	65:1	80:1

MBIA Insurance Corporation (5)
	September 30, 2015	December 31, 2014
Policyholders’ surplus	$543	$542
Contingency reserves	270	317
Statutory capital	813	859

Unearned premium reserve	382	434
Present value of installment premiums (6)	575	662
Premium resources (2)	957	1,096

Net loss and loss adjustment expense reserves (6)	(181)	(237)
Salvage reserves	848	938
Gross loss and loss adjustment expense reserves	667	701
Total claims-paying resources	$2,437	$2,656

Net debt service outstanding	$61,308	$74,645

Capital ratio (3)	75:1	87:1

Claims-paying ratio (4)	29:1	33:1

(1)	As of September 30, 2015 and December 31, 2014, the discount rate was 2.90%.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	As of September 30, 2015 and December 31, 2014, the discount rate was 5.17%.

CONTACT:
MBIA Inc.
Investor and Media Relations:
Greg Diamond, +1-914-765-3190